Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated February 26, 2008

5YR NC 6MO Callable Fixed Rate Note
Final Terms and Conditions


Issuer:	Toyota Motor Credit Corporation

Issue Type:		US MTN

Principal Amount:	USD 10,087,000 (may be increased prior to Issue Date)

CUSIP:			89233PT48

Trade Date:		February 26, 2008

Issue Date:		March 12, 2008

Maturity Date:		March 12, 2013, subject to Issuer's Call Option

Issue Price:		100.0%

Re-Offer Price:		100.0%

Interest Rate:	        4.00% per annum

Interest Payment Dates:	Semi-annually on the 12th of each March and
September, commencing September 12, 2008 and ending on the Maturity Date, subject to Issuer's Call Option

Issuer's Call Option:	The Issuer has the right on every Interest Payment
Date commencing on September 12, 2008, provided that the Issuer gives
10 calendar days' notice to the investor, to call the notes in whole, but not in part, at par (par being 100.0%). All amounts that may otherwise be payable following the call date shall cease to be payable. Notwithstanding the above, all payments due on the call date shall be made in full regardless of any calling of the notes by the Issuer.

Underwriter:		Lehman Brothers Inc.

Business Days		New York

Denomination:		US$ 10,000 by 1,000

Day Count:		30/360, Following Business Day, unadjusted

Calculation Agent:	Deutsche Bank Trust Company Americas

Original Issue Discount:   No


The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR(r)) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-888-603-5847.

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